Exhibit 10.2

YOUR PHONE SYSTEM, EVERYWHERE

March 1, 2012

To:    Mitesh

Dhruv Re:  Offer Letter

Dear Mitesh:

It is my pleasure to offer you a full-time exempt position with RingCentral, Inc., a California corporation (the “Company” or “RingCentral”), as Senior Director of Strategic Finance, reporting initially to me.

Your starting compensation plan will be as follows:

•Salary. Annual gross base salary of $185,000 per year (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company's payroll policies.

•MBO Performance Bonus.

o	On a quarterly basis, you shall be eligible to receive a management-by-objective (MBO) bonus in the target gross amount of up to $50,000 per year ($12,500 per quarter).
o	On or about the 15th day of each applicable quarterly review period, you and the Company will meet, confer and mutually agree in writing on your individual quarterly MBO performance milestone(s).
o

All MBO performance bonuses shall be pro-rated, as applicable, and paid within 60 days after the end of each quarterly review period. At the end of each quarterly review period, you will deliver to the Company a written summary showing in reasonable detail the extent to which your milestone(s) were satisfied in the applicable review period. If the Company and you disagree about whether an MBO milestone has been achieved, you and the Company shall promptly meet and confer in good faith to attempt to resolve the matter on mutually agreeable terms.

•Stock Options. Subject to board approval, you will be issued 40,000 stock options. The exercise price of the stock options will be equal to the fair market value per share of the Company's common stock on the date of grant (which is generally the next board meeting after your employment Start Date). Your stock options shall be subject to the terms of the Company's 2010 Equity Incentive Plan (the “2010 Plan”). All of your stock options shall vest over a 4-year vesting schedule as follows: provided you remain an employee of the Company, 25% of the stock options shall vest on the first anniversary of the Vesting Commencement Date (i.e., your employment Start Date), and thereafter, the options shall vest in equal installments at the rate of 1/48th per month of the total options granted on a monthly basis. Subject to applicable law, your stock options will be issued as incentive stock options.

o

Double-Trigger Stock Option Vesting Acceleration. If the Company consummates a “Change of Control (defined below) and (i) you are terminated by the Company within 60 days prior to the Change of Control and/or not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company without Cause (defined below) or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then fifty percent (50%) of your then unvested stock options shall immediately vest in full and be exercisable on your termination date.

YOUR PHONE SYSTEM, EVERYWHERE

o

“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, but excluding in the case of (A) and (B), (x) any consolidation or merger effected exclusively to change the domicile or state of  incorporation  of  the Company, or   (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

o

“Cause” means any of the following: (i) fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) breach of the provisions of this Agreement, (iii) repeated failure to perform services hereunder or (iv) incapacity, only after the expiration of a period the length of which shall be determined by the Company's Human Resources Department pursuant to the then applicable sick leave policy.

o

A resignation for “Good Reason” shall mean that the you resign from all positions you then hold with the Company and its affiliates (or the acquirer) if one of the following events occur without your consent:   (i)  a material diminution of at least ten percent (10%) in your annual base salary, (ii) a material diminution in your authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution) either immediately prior to or after the Change of Control; or (iii) the Company or acquirer's requirement that you relocate your primary work location to a location that would increase your one-way commute distance by more than thirty (30) miles (than your current commute distance to the Company's San Mateo offices). For Good Reason to be established, you must provide written notice to the Company’s General Counsel within ninety (90) days immediately following such event, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and your resignation must be effective not later than ninety (90) days after the expiration of such cure period.

•Benefits. You will be eligible to participate in the Company's standard health and benefits plan and will be provided with 10 Company holidays and 15 days of paid-time off in accordance with the Company's policies for other employees of your position. When you begin employment, you will be provided with the Company Employee Handbook, which contains a description of the Company's payroll, benefits, vacation and other Company policies.

As a condition of your employment, you will need to sign our standard employee invention assignment and confidentiality agreement (“PIIA”) and other standard Human Resources documents, as requested by the Company.

For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment. Your failure to comply with this condition gives us the right to immediately terminate this offer and our employment relationship with you.

RingCentral. Inc • 999 Baker Way, Fifth Floor, San Mateo, CA 94404 • Tel. 650-472-4100 • Fax. 650472-4060 • www.ringcenlral.com

YOUR PHONE SYSTEM, EVERYWHERE

Your continual employment with the Company at all times is strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  In case of any such termination, the Company is under no obligation to pay you a severance and the Company shall have no outstanding obligations to you. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer or General Counsel of the Company.

In the unlikely event of a dispute between the Company and you arising out of or related to your employment, including any matter related to the stock options, or the termination of your employment for any reason whatsoever, we each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. To the extent any such prospective arbitration concerns claims arising out of your employment with the Company, the Company will pay all of the arbitration costs. This agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), subject to applicable limitations provided under state law. The agreement to arbitrate shall not be applicable to the enforcement of the PIIA concerning confidential information and ownership of inventions. The terms of your employment will be governed by California law.

Your employment start date shall be April 1, 2012 (the “Start Date”) unless we otherwise mutually agree, and subject at all times to a clear background check and eligibility to work in the United States.

If not accepted by 5:30 PM PDT on March 5, 2012. this offer will expire in its entirety.

I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,	ACCEPTED:

/s/ Praful Shah	/s/ Mitesh Dhruv
Praful Shah	Mitesh Dhruv
SVP Strategy
RingCentral, Inc.

RingCentral. Inc • 999 Baker Way, Fifth Floor, San Mateo, CA 94404 • Tel. 650-472-4100 • Fax. 650472-4060 • www.ringcenlral.com